Exhibit 24(b)(8.12)

SECOND AMENDMENT TO
FUND PARTICIPATION AGREEMENT

     THIS SECOND AMENDMENT TO THE FUND PARTICIPATION AGREEMENT is made and entered into as of August 27, 2010 by and between ING Life Insurance and Annuity Company (“ING Life”) and ING Financial Advisers, LLC (“ING Financial”), (collectively the “Company”) and AllianceBernstein Investments, Inc. (“Distributor” formerly known as Alliance Fund Distributors, Inc.).

     WHEREAS, Distributor and the Company have entered into a Fund Participation Agreement dated as of October 26, 2000, (the “Agreement”), pursuant to which the Company undertakes to perform administrative services on behalf of certain open-end investment companies registered under the Investment Company Act of 1940 (the “AllianceBernstein Funds”) that serve as underlying investment media for variable annuity contracts issued by the Company to qualified defined contribution employee benefit plans (the “Plans”); and

     WHEREAS, certain Plans may invest in the AllianceBernstein Funds indirectly through annuity contracts and funding agreements issued by the Company (the “Contracts”); and

     WHEREAS, the Company has established and may establish in the future separate accounts for all of its annuity contracts and funding agreements (the “Separate Accounts”) to serve as an investment vehicle for the Contracts; and

     WHEREAS, ING Financial will distribute units of the Separate Accounts that may in turn invest in the AllianceBernstein Funds; and

     WHEREAS, the parties wish to modify the Fund Participation Agreement by adding ING Financial ,the affiliated broker/dealer of the Company, as a party to the Agreement; and

     WHEREAS, the parties now desire to amend that Agreement to (i) update the share classes of AllianceBernstein Funds available, (ii) change the administrative service fee rate to be paid to the Company, and (iii) clarify that administrative services fees shall only be payable with respect to defined contribution plans.

     NOW, THEREFORE, in consideration of the mutual benefits and promises contained herein, the parties hereby amend the Agreement as follows:

     1. ING Financial is hereby added to the agreement as an affiliated broker/dealer, and all provisions in the Agreement relating to the Company are hereby amended to include ING Financial, unless otherwise specified in this Amendment.

     2. Paragraph 3 of the Agreement is hereby deleted in its entirety and replaced with the following:

      3. Fees.

Servicing Fees. Administrative services to Contract owners and participants shall be the responsibility of the Company and shall not be the responsibility of the
Fund or the Distributor. The Distributor recognizes the Company as the sole shareholder of Fund shares issued under the Fund Participation Agreement, and that substantial savings will be derived in administrative expenses, such as significant reduction in postage expense and shareholder communications, by virtue of having a sole shareholder for each of the Accounts rather than multiple shareholders. In consideration of the administrative savings resulting from such arrangements, Distributor agrees to pay, or cause to be paid an annual fee as specified in Schedule B (attached) based on the average net assets invested in the
Funds through the Contracts in each calendar quarter. The Company will calculate the amount of the payment to be made pursuant to this Paragraph 3 at the end of each calendar quarter and will send a statement to Distributor (or its designee) showing the calculation of the amounts to be paid for the relevant month and such other supporting data as may be reasonably requested by
Distributor (or its designee), including the information specified in Attachment
B-1. For purposes of the calculation, in the event of a discrepancy between the records of the Company and the records of Distributor as to the average daily net asset value of Accounts, the records of Distributor shall control. Upon verification of the amounts to be paid pursuant to this Agreement, payment shall be to the Company within 30 days thereafter. The parties understand and agree that servicing Fees described in Schedule B shall only be payable with respect to defined contribution plans. For the avoidance of doubt, no Servicing Fees shall be paid with respect to defined benefit plans.

12b-1 Fees. To compensate ING Financial for its distribution of Fund Shares,
Distributor shall make quarterly payments to ING Financial, as specified in
Schedule B (attached), based on the average net assets invested in Fund shares through the Contracts in each calendar quarter. Distributor will make such payments to ING Financial within thirty (30) days after the end of each calendar quarter. Each payment will be accompanied by a statement showing the calculation of the fee payable to ING Financial for the quarter and such other supporting data as may be reasonably requested by ING Financial.

     3.     Schedule B is hereby deleted in its entirety and replaced with the attached Schedule B.

     IN WITNESS WHEREOF, the undersigned have executed this Fund Participation Agreement Amendment as of the date set forth above.

ING Life Insurance and Annuity Company		AllianceBernstein Investments, Inc.

By:	/s/ Robert Garry	By:	/s/ Daniel A. Notto
Name:	Robert Garry	Name:	Daniel A. Notto
Title:	Vice President	Title:	Assistant Secretary

ING Financial Advisers, LLC
By:	/s/ David Kelsey
Name:	David Kelsey
Title:	COO/VP

Schedule B

List of Available Funds

All Class A shares of AllianceBernstein Funds, except the AllianceBernstein Exchange Reserves Fund All Class R shares of AllianceBernstein Funds, except the AllianceBernstein Exchange Reserves Fund All Class K shares of AllianceBernstein Funds, except the AllianceBernstein Exchange Reserves Fund All Class I shares of AllianceBernstein Funds, except the AllianceBernstein Exchange Reserves Fund

Fee Schedule

As compensation for the services the Company renders under the Agreement, Distributor will pay or cause to be paid a fee to the Company equal to on an annual basis the rate set forth below multiplied by the average daily value of the assets in the Company accounts in the Funds.

Share Class	A	R	K	I
12b-1 Fees	_____%	_____%	_____%	_____%
Service Fees	_____%	_____%	_____%	_____%
Total Fees	_____%	_____%	_____%	_____%

Attachment B-1

ALLIANCEBERNSTEIN INVOICE SUBMISSION INFORMATION

ABIS Invoice Contact Person:	Amy Milam*
Phone:	210-384-6139
Fax:	210-384-6920
Email:	TaFinAdmin@alliancebernstein.com

Mailing Address:	AllianceBernstein Investor Services
Attn: TA Financial Administration Department
8000 IH-10 West, 4th Floor
San Antonio, TX 78230

*ABIS may advise the Company of any change in the ABIS invoice contact person.

All invoice requests must include the following information:

  Company Name
  Contact Person
  Payee and Mailing Address for check
  Company Tax Identification Number
  Administrative Service Fee Rate
  Average Daily Assets by fund, number of Participants by fund, and Payment Calculation should be should be broken out by fund
  Total Average Daily Assets
  Total number of Participants
  Total Payment Calculation

Such information shall be provided to ABIS substantially in the sample format attached hereto:

Sample Invoice Format

Company Name
Address
Company Tax Identification Number
Company Contact Person
Phone Number
Quarter
Administrative Service Fee Rate

	Plan Name	Fund Name Fund # Mutual Fund	Participant	Average	Quarterly
		Account #	Counts by	Daily	Amount
			fund	Assets by
fund
1
2
3
4
	Total Average Assets			$_____
Total number Participants
	Amount Due				$_____